Exhibit 2.1

First Amendment to AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of June 5, 2023, is entered into by and among ROC Energy Acquisition Corp., a Delaware corporation (“Acquiror”), ROC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Drilling Tools International Holdings, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 13, 2023 (the “Merger Agreement”);

WHEREAS, Section 7.01 of the Merger Agreement provides that during the Interim Period, except as consented to by the Company in writing, Acquiror shall not change, modify or amend the Trust Agreement or the Acquiror Organizational Documents;

WHEREAS, the Company desires to consent to the amendments of the Trust Agreement and the Acquiror Organizational Documents described below;

WHEREAS, Section 11.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 11.10 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

1.             Limited Consent. The Company hereby consents to the amendment of (a) the Amended and Restated Certificate of Incorporation of Acquiror in the form set forth in Annex A to the Proxy Statement, dated May 17, 2023 (the “Extension Proxy Statement”), of Acquiror and (b) the Trust Agreement in the form set forth in Annex B to the Extension Proxy Statement.

2.             Amendment of Section 8.10. Section 8.10 of the Merger Agreement is hereby amended to delete the existing Section 8.10 in its entirety and to replace such provision with the following: “8.10 [Intentionally Omitted].”

3.             Amendment of Section 10.01. Sections 10.01(b)(ii) and 10.01(c)(ii) of the Merger Agreement are hereby amended to delete the phrase “the Termination Date” each time used therein and to replace such phrase with “June 6, 2023” each time used therein. Section 10.01(c) of the Merger Agreement is hereby further amended to add “or” immediately prior to “(iii)”.

4.             No Further Amendment. Except as expressly and specifically set forth herein, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms and nothing contained herein or in any other communication prior to the execution and delivery hereof shall be construed as a waiver by, or consent from, any Party of any condition, any covenant or other provision of the Merger Agreement.

5.             Governing Law; Jurisdiction; Waiver of Trial by Jury. The provisions of Sections 11.06 (Governing Law) and 11.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are hereby incorporated by reference as if set forth in full herein and shall apply hereto mutatis mutandis.

6.             Captions; Counterparts. The captions in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Amendment to be executed and delivered as of the date first written above.

ROC ENERGY ACQUISITION CORP.

By:	/s/ Daniel Kimes
Name: Daniel Kimes
Title: Chief Executive Officer

ROC MERGER SUB, INC.

By:	/s/ Daniel Kimes
Name: Daniel Kimes
Title: Chief Executive Officer

DRILLING TOOLS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Wayne Prejean
Name: Wayne Prejean
Title: Chief Executive Officer